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                                                                     EXHIBIT 10B

                       DELUXE CHECK PRINTERS, INCORPORATED
                            SUPPLEMENTAL BENEFIT PLAN
                               (ERISA EXCESS PLAN)

WHEREAS, the Company maintains an Employees Profit Sharing Plan which is qualified for certain tax benefits under Section 401 of the Internal Revenue Code, and

WHEREAS, the Company's contributions to the Plan are allocated among the Participants under a formula which is based on compensation, and

WHEREAS, the Plan, in order to retain its qualified status, prohibits annual additions to individual accounts based on compensation in excess of certain amounts prescribed in the Internal Revenue Code, and accordingly, the amount of the Company's contribution is reduced by the amount which is not so allocable, and some Participants do not receive the full amount allocable under the formula,

RESOLVED, that with respect to Participants who are officers, an amount equal to the reduction of the Company's contribution by reason of the foregoing be credited to bookkeeping accounts established and maintained for such Participants in the same manner as accounts are maintained under the Deferred Compensation Plan, and that all the administrative provisions of such Plan, including those related to interest accrual, payments, beneficiary designation and vesting, be equally applicable to amounts credited under this Plan.



Board of Directors
Deluxe Check Printers, Incorporated
November 8, 1984

                                      10B-1